UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2009

FIRSTFED FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-9566	95-4087449
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12555 W. Jefferson Boulevard, Los Angeles, California	90066
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:       (310) 302-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02     Results of Operations and Financial Condition.

On July 29, 2009, the registrant, FirstFed Financial Corp., issued a press release setting forth the Company’s second quarter 2009 earnings.  A copy of this press release is attached and incorporated herein as Exhibit 99.1.

ITEM 9.01     Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit 99.1 - Press Release dated July 29, 2009, regarding results for the second quarter of 2009.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRSTFED FINANCIAL CORP.

Dated: July 29, 2009	By: /s/	Douglas J. Goddard
Douglas J. Goddard
Chief Financial Officer

FIRSTFED REPORTS PRELIMINARY RESULTS FOR THE SECOND QUARTER OF 2009

Los Angeles, California, July 29, 2009 -- FirstFed Financial Corp. (OTC-FFED.PK), parent company of First Federal Bank of California, today announced a net loss of $46.0 million or $3.37 per diluted share of common stock for the second quarter of 2009 compared to a net loss of $53.4 million or $3.90 per diluted share of common stock for the first quarter of 2009 and a net loss of $35.5 million or $2.60 per diluted share of common stock for the second quarter of 2008. The 2009 second quarter loss resulted primarily from a $63.0 million provision for loan losses and a decrease in net interest income.

The Bank’s risk-based capital ratio was 9.63% at June 30, 2009 and its core and tangible capital ratios were 4.79%. These capital ratios are below the levels required by the Bank’s federal regulators to be considered “well capitalized”. As previously disclosed, the Company and the Bank are operating under Amended Orders to Cease and Desist (“Amendments”) issued by the Office of Thrift Supervision (“OTS”) on May 28, 2009. As required by the Amendments, the Company and the Bank have submitted a detailed capital plan to the OTS addressing how the Bank will meet and maintain a Tier 1 Core Capital ratio of 7% and a minimum Total Risk-Based Capital Ratio of 14% by September 30, 2009.

Single family loans less than 90 days delinquent were $109.2 million at June 30, 2009 compared to $231.8 million at March 31, 2009, $208.2 million at December 31, 2008 and $207.7 million at June 30, 2008. Management believes that the decline in single family loan delinquencies is the result of several factors including the success of the Bank’s loan modification programs, improving real estate prices and home sales in California and the overall lowering of interest rates upon which the Bank’s adjustable mortgages are based.

The Bank’s portfolio of loans scheduled to recast has fallen from $2.5 billion at June 30, 2008 to $1.3 billion at June 30, 2009. The Bank estimates that 379 loans with balances totaling approximately $166.4 million remain scheduled to recast during 2009. Another 1,136 loans, with balances totaling $511.1 million, are scheduled to recast during 2010. In comparison, 1,960 loans with balances totaling approximately $907.3 million were scheduled to recast during 2008.

Total modified loans were $786.4 million net of valuation allowances as of June 30, 2009. Of these modified loans, $767.1 million net of valuation allowances were considered troubled debt restructurings (“TDRs”). The other $19.3 million in adjustable rate mortgages modified as of June 30, 2009, were not considered TDRs, and therefore no valuation allowances were established. Modified loans totaled $683.8 million as of March 31, 2009, $590.4 million as of December 31, 2008 and $308.7 million as of June 30, 2008. As previously disclosed, the Bank has modified in excess of $1 billion of its mortgages. The overall re-default rate for these modifications has been less than 19%. Stated differently, four out of five loans that the Bank has modified remain current, a success ratio much greater than industry published statistics which have shown re-default rates greater than 60%.

Total non-performing assets were $646.2 million or 10.15% of total assets as of June 30, 2009 compared to $521.5 million or 7.00% of total assets as of December 31, 2008 and $588.4 million or 8.20% of total assets as of June 30, 2008. The increase in non-performing assets during the second quarter of 2009 was due to higher levels of single family non-accrual loans, increased unemployment and continued overall weakness in the California economy and real estate market. Non-performing assets as of June 30, 2009 include real estate owned of $98.0 million which has been written down to fair market value less estimated selling costs and $197.3 million of severely delinquent non-accrual loans which have been written down to net collateral value.

Non-accrual loans include $61.8 million in loans on which we have capitalized interest as of June 30, 2009. The Bank’s policy is to establish an impaired valuation allowance for the full amount of interest capitalized on these loans. These loans with capitalized interest of $1.1 million will remain in non-performing assets until they have achieved six months of consistent payment performance.

The Company recorded a $63.0 million loan loss provision for the second quarter of 2009 compared to $75.0 million during the first quarter of 2009 and $90.2 million during the second quarter of 2008. The lower provision at June 30, 2009 was because fewer loans are facing payment recast, newly delinquent single family loans have decreased, and nearly half (46%) of our non-performing assets have already been adjusted to fair market value less estimated selling costs.

Total allowances for loan losses (general valuation allowances plus allowances for impaired loans) as a percentage of gross loans were 4.43% or $271.9 million at June 30, 2009 compared to  4.71% or $303.6 million at March 31, 2009, 4.97% or $326.9 million at December 31, 2008 and 3.96% or $259.7 million as of June 30, 2008. Loan charge-offs, net of recoveries, were $94.1 million during the second quarter of 2009 compared to $95.6 million during the first quarter of 2009 and $80.4 million during the second quarter of 2008.

Net interest income was $30.0 million and $70.0 million during the second quarter and the first six months of 2009 compared to $44.7 million and $94.0 million during the second quarter and the first six months of 2008. Net interest income decreased during 2009 compared to 2008 due to lower net interest spreads. The interest rate spread decreased by 62 basis points during the second quarter of 2009 compared to the second quarter of 2008 primarily due to interest lost on non-performing loans and modified loans, offset by a decrease in the cost of funds during the second quarter of 2009.

Negative amortization, included in the balance of loans receivable, totaled $233.6 million at June 30, 2009 compared to $302.3 million at June 30, 2008. Negative amortization represents unpaid interest earned by the Bank that is added to the principal balance of the loan. Due to decreased interest rates in the indices underlying the Bank’s adjustable rate mortgages, negative amortization decreased by $17.8 million during the second quarter of 2009. In comparison, negative amortization decreased by $7.1 million during the second quarter of 2008. The balance of negative amortization as a percentage of all outstanding single family loans that allow negative amortization totaled 9.05% at June 30, 2009 compared to 8.89% at June 30, 2008.

Non-interest income was $14.3 million and $22.4 million during the second quarter and the first six months of 2009 compared to $9.6 million and $12.6 million during the second quarter and the first six months of 2008. The increase in non-interest income during the second quarter of 2009 compared to the second quarter of 2008 was due primarily to a $3.4 million increase in net gain on sale of real estate owned and a $3.4 million gain on sale of investment securities, available-for-sale. All of the Bank’s remaining investment securities and mortgage-backed securities were sold during the second quarter of 2009. Other income during the second quarter of 2008 included a $2.5 million reversal of a reserve on spread accounts receivable.

Sales of foreclosed real estate owned resulted in net gains of $6.7 million for the second quarter of 2009 compared to net gains of $3.4 million for the second quarter of 2008. The gains resulted from conservative write downs taken at the time of foreclosure and during the holding period which created gains upon the ultimate disposition of the properties. Operating costs on foreclosed real estate, which are included in non-interest expense, totaled $3.6 million during the second quarter of 2009 compared to $3.2 million during the second quarter of 2008.

Non-interest expense was $27.3 million and $53.9 million for the second quarter and the first six months of 2009 compared to $25.1 million and $47.2 million for the second quarter and the first six months of 2008. The increase in non-interest expense during 2009 was due primarily to a $3.0 million federal deposit insurance special assessment offset by lower employment costs. The Bank reduced its workforce by 10% in January 2009 when it curtailed its lending efforts to comply with the original Cease and Desist Order received from the OTS.

First Federal Bank of California operates 39 retail banking offices in Southern California.

               This news release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to various factors, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the general business environment, interest rate fluctuations that may affect operating margin, changes in laws and regulations affecting the Company’s business, the California real estate and employment markets, and competitive conditions in the business and geographic areas in which the Company conducts its business and regulatory actions. In addition, these forward-looking statements are subject to assumptions as to future business strategies and decisions that are subject to change. The Company makes no guarantees or promises regarding future results and assumes no responsibility to update such forward-looking statements.

Contact: Douglas Goddard, Chief Financial Officer   (310) 302-1714

KEY FINANCIAL RESULTS FOLLOW

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share data)
(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$202,548	$391,469
Investment securities, available-for-sale (at fair value)	--	323,048
Mortgage-backed securities, available-for-sale (at fair value)	--	40,504
Loans receivable, net of allowances for loan losses of $271,865 and $326,920	5,802,100	6,254,686
Loans receivable, held for sale (fair value of $55,269 and $0)	55,269	--
Accrued interest and dividends receivable	20,305	30,061
Real estate owned, net	98,032	117,664
Office properties and equipment, net	22,777	24,102
Investment in Federal Home Loan Bank (FHLB) stock, at cost	115,150	115,150
Other assets	51,007	153,902
	$6,367,188	$7,450,586

LIABILITIES
Deposits	$4,641,746	$4,907,356
FHLB advances	1,350,000	2,085,000
Senior debentures	150,000	150,000
Accrued expenses and other liabilities	68,225	49,488
	6,209,971	7,191,844

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share; authorized 100,000,000 shares;
issued 24,002,093 and 24,002,093 shares; outstanding 13,684,553 and 13,684,553 shares	240	240
Additional paid-in capital	58,533	57,880
Retained earnings	364,331	463,759
Treasury stock, at cost, 10,317,540 shares	(266,040)	(266,040)
Accumulated other comprehensive income, net of taxes	153	2,903
	157,217	258,742
	$6,367,188	$7,450,586

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Interest and dividend income:
Interest on loans	$72,659	$95,193	$158,729	$204,666
Interest on mortgage-backed securities	277	523	691	1,116
Interest and dividends on investments	2,230	5,876	6,109	11,398
Total interest income	75,166	101,592	165,529	217,180
Interest expense:
Interest on deposits	32,218	33,122	67,187	73,458
Interest on borrowings	12,978	23,766	28,301	49,677
Total interest expense	45,196	56,888	95,488	123,135

Net interest income	29,970	44,704	70,041	94,045
Provision for loan losses	63,000	90,200	138,000	240,500
Net interest loss after provision for loan losses	(33,030)	(45,496)	(67,959)	(146,455)

Other income:
Loan servicing and other fees	500	2,785	741	3,258
Banking service fees	1,756	1,752	3,776	3,458
Gain on sale of loans	22	7	22	20
Gain on sale of investment securities	3,373	---	4,770	--
Net gain on real estate owned	6,750	3,371	9,921	3,187
Other operating income	1,905	1,706	3,178	2,724
Total other income	14,306	9,621	22,408	12,647

Non-interest expense:
Salaries and employee benefits	8,978	13,143	19,612	24,351
Occupancy	3,858	2,849	7,578	7,903
Advertising	72	300	154	335
Amortization of core deposit intangible	--	126	--	253
Federal deposit insurance	7,378	1,352	12,404	1,896
Data processing	650	571	1,301	1,108
OTS assessment	633	454	1,265	908
Legal	484	494	507	1,183
Real estate owned operations	3,611	3,153	7,559	4,389
Other operating expense	1,650	2,632	3,497	4,866
Total non-interest expense	27,314	25,074	53,877	47,192

Loss before income taxes	(46,038)	(60,949)	(99,428)	(181,000)
Income tax benefit	---	(25,437)	--_	(75,707)
Net loss	$(46,038)	$(35,512)	$(99,428)	$(105,293)

Net loss	$(46,038)	$(35,512)	$(99,428)	$(105,293)
Other comprehensive (loss) income, net of taxes	(2,702)	(1,052)	78	80
Comprehensive loss	$(48,740)	$(36,564)	$(99,350)	$(105,213)

Loss per share:
Basic	$(3.37)	$(2.60)	$(7.27)	$(7.71)
Diluted	$(3.37)	$(2.60)	$(7.27)	$(7.71)

Weighted average shares outstanding:
Basic	13,678,708	13,668,097	13,677,560	13,661,856
Diluted	13,678,708	13,668,097	13,677,560	13,661,856

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
KEY FINANCIAL RESULTS
(Dollars in thousands, except per share data)
 (Unaudited)

	June 30, 2009	December 31, 2008	June 30, 2008

End of period:
Total assets	$6,367,188	$7,450,586	$7,178,136
Cash and securities	$202,548	$714,517	$390,455
Mortgage-backed securities	$--	$40,504	$43,233
Loans, net	$5,857,369	$6,254,686	$6,299,039
Core deposit intangible asset	$--	$--	$211
Deposits-retail and commercial	$3,635,874	$3,256,400	$3,186,570
Deposits-wholesale	$1,005,872	$1,650,956	$664,258
Borrowings	$1,500,000	$2,235,000	$2,719,000
Stockholders' equity	$157,217	$258,742	$550,897
Book value per share	$11.49	$18.91	$40.26
Tangible book value per share	$11.49	$18.91	$40.24
Stock price (period-end)	$0.38	$1.75	$8.04
Total loan servicing portfolio	$6,482,458	$6,977,929	$6,807,095
Loans serviced for others	$20,711	$53,789	$62,905
% of adjustable mortgages	70.32%	71.23%	79.73%

Other data:
Employees (full-time equivalent)	513	603	620
Branches	39	39	37

Asset quality:
Real estate owned (foreclosed)	$98,032	$117,664	$96,665
Non-accrual loans	548,155	403,818	491,712
Non-performing assets	$646,187	$521,482	$588,377

Non-performing assets to total assets	10.15%	7.00%	8.20%

Single family loans delinquent less than 90 days	$109,217	$208,183	$207,696

General valuation allowance (GVA)	$207,252	$280,185	$226,877
Allowance for impaired loans	64,613	46,735	32,818
Allowance for loan losses	$271,865	$326,920	$259,695
Allowance for loan losses as a percentage of gross loans receivable	4.43%	4.97%	3.96%

Modified loans (not impaired)	$19,279	$18,685	$13,164
Impaired loans, net	$1,020,041	$725,791	$332,590

Capital ratios:
Tangible capital ratio	4.79%	5.35%	9.45%
Core capital ratio	4.79	5.35	9.45
Risk-based capital ratio	9.63	11.26	17.83
Net worth to assets ratio	2.47 *	3.47 *	7.67 *

*FirstFed Financial Corp.

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
KEY FINANCIAL RESULTS (continued)
 (Dollars in thousands)
(Unaudited)

	Three months ended June 30, 2009		Six months ended June 30, 2009
	2009	2008	2009	2008

Selected ratios:
Expense ratios:
Efficiency ratio	61.69%	46.16%	58.28%	44.23%
Expense to average assets ratio	1.65	1.41	1.56	1.32
Return on average assets	(2.79)	(1.99)	(2.89)	(2.94)
Return on average equity	(101.5)	(24.97)	(95.97)	(35.25)

Yields earned and rates paid:
Average yield on loans	4.82%	6.02%	5.17%	6.48%
Average yield on investment portfolio	2.13	5.19	2.25	5.09
Average yield on all interest-earning assets	4.62	5.96	4.91	6.38
Average rate paid on deposits	2.74	3.29	2.80	3.62
Average rate paid on borrowings	2.93	3.88	2.88	4.13
Average rate paid on interest-bearing liabilities	2.79	3.51	2.82	3.81
Interest rate spread	1.83	2.45	2.09	2.57
Effective net spread	1.84	2.90	2.08	2.76

Average balances:
Average loans	$6,034,507	$6,321,262	$6,137,559	$6,317,025
Average investments	469,745	493,431	605,121	491,355
Average interest-earning assets	6,504,252	6,814,693	6,742,680	6,808,380
Average deposits	4,708,733	4,024,173	4,802,073	4,059,543
Average borrowings	1,772,719	2,450,413	1,963,778	2,405,607
Average interest-bearing liabilities	6,481,452	6,474,586	6,765,851	6,465,150
Excess of interest-earning assets over interest-bearing liabilities	$22,800	$340,107	$(23,171)	$343,230

Loan originations and purchases	$4,604	$491,645	$106,083	$776,955